Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Dynavax Technologies Corporation Amended and Restated 2014 Employee Stock Purchase Plan and the Dynavax Technologies Corporation 2021 Inducement Award Plan of our reports dated February 25, 2021, with respect to the consolidated financial statements of Dynavax Technologies Corporation and the effectiveness of internal control over financial reporting of Dynavax Technologies Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 4, 2021